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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Systems Xcellence Inc.:

We consent to the use of our report dated February 17, 2006, except as to notes 15 and 16 which are as of June 5, 2006, with respect to the consolidated balance sheets of Systems Xcellence Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated by reference herein.

/s/ KPMG LLP
Toronto, Canada
August 7, 2006

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Consent of Independent Registered Public Accounting Firm